Exhibit 99.1

News Release

International Paper Announces Facility Closures

MEMPHIS, Tenn. - February 13, 2025 – International Paper (NYSE: IP; LSE: IPC) today announced the permanent closure of the company’s Red River containerboard mill in Campti, La., its recycling plant in Phoenix, Az., its box plant in Hazleton, Pa., and its sheet feeder facility in St. Louis, Mo. All facilities will cease operations by the end of April 2025. The Red River containerboard mill closure is expected to reduce the company’s containerboard capacity by approximately 800,000 tons on an annualized basis.

In total, 495 hourly employees and 179 salaried employees will be affected. The company will work to minimize the impact on employees by using attrition, retirements and current vacancies at other International Paper locations. Team members at these locations will receive outplacement assistance, access to mental health support resources and where possible, severance benefits.

“The decision to close any facility is difficult because of the impact on our team members, their families and the surrounding communities,” said Tom Hamic, executive vice president and president, North American Packaging Solutions, International Paper. “We greatly appreciate the contributions from our departing team members and will do all we can to support them.”

International Paper is undergoing a transformational journey to become a stronger sustainable packaging solutions company. A critical step in this journey is to streamline IP’s footprint to focus investments on facilities that will best serve customers and accelerate strategic initiatives to improve quality, reliability and service delivery.

###

About International Paper

International Paper (NYSE: IP; LSE: IPC) is the global leader in sustainable packaging solutions. With company headquarters in Memphis, Tennessee, USA, and EMEA (Europe, Middle East and Africa) headquarters in London, UK, we employ more than 65,000 team members and serve customers around the world with operations in more than 30 countries. Together with our customers, we make the world safer and more productive, one sustainable packaging solution at a time. Net sales for 2024 were $18.6 billion. In 2025, International Paper acquired DS Smith creating an industry leader focused on the attractive and growing North American and EMEA regions. Additional information can be found by visiting www.internationalpaper.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results and the timing of events to differ materially from those expressed or implied in these forward-looking statements. These risks and uncertainties include the risks that we will be unable to realize the anticipated benefits of our closure of the Campti, La., containerboard mill and other facilities. These forward-looking statements are also subject to the risks and uncertainties contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission (“SEC”) on February 16, 2024, and subsequent reports filed with the SEC. In addition, other risks and uncertainties not presently known to the Company or that we currently believe to be immaterial could affect the accuracy of any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements contained in this press release, whether as a result of new information, future events or changes in expectations.

Media Contact:

Amy Simpson

901-419-4964

newsroom@ipaper.com